SUPPLEMENT DATED DECEMBER 23, 1997
                              TO SUPPLEMENTS DATED
                     OCTOBER 24, 1997, AND NOVEMBER 18, 1997
                      TO PROSPECTUS DATED OCTOBER 22, 1997

                             WASHINGTON MUTUAL, INC.

     On December 1, 1997, Acadia FW Partners, L.P. ("Acadia FW"), which was named in the Prospectus Supplement dated October 24, 1997, as a Selling Stockholder, made a distribution of an aggregate of 2,415,025 shares of common stock, no par value (the "Common Stock"), of Washington Mutual, Inc. (the "Company"), to its partners in accordance with its partnership agreement. On December 1, 1997, FW-HY Partners, L.P. ("FWHY"), which also was named in the Prospectus Supplement dated October 24, 1997, as a Selling Stockholder, made a distribution of an aggregate of 40,743 shares of Common Stock to its partners in accordance with its partnership agreement. Certain direct or indirect partners of Acadia FW and FWHY also made distributions of shares of Common Stock received directly or indirectly from Acadia FW and/or FWHY to their beneficial owners.

     On November 17, 1997, Old Rosecliff, Inc. (formerly Rosecliff, Inc.), transferred 11,800 shares of Common Stock to Ronald N. Beck, who also was named in the Prospectus and the Prospectus Supplements dated November 18, 1997, as a Selling Stockholder. The numbers below reflect this transfer. They do not include shares of Common Stock with respect to which Lehman Brothers/Rosecliff, Inc., was named as a Selling Stockholder in the Prospectus Supplements dated October 24 and November 18, 1997.

     On December 9, 1997, William E. Oberndorf, who was named as a Selling Stockholder in the Prospectus, made a gift of 28,465 shares of Common Stock to the Oberndorf Foundation. Mr. Oberndorf received 3,879 shares of Common Stock in connection with the Acadia FW and/or FWHY distributions described above. The net decrease in his holdings as a result of these transactions was 24,586 shares of Common Stock.

     On December 23, 1997, Dee J. Kelly, who was named as a Selling Stockholder in the Prospectus, made a gift of 1,500 shares of Common Stock to Dee J. Kelly Trust No. 2. Mr. Kelly received 2,459 shares of Common Stock in connection with the Acadia FW and/or FWHY distributions described above. The net increase in his holdings as a result of these transactions was 959 shares of Common Stock.

     As a result of the foregoing transfers, the number of shares of Common Stock which Acadia FW and FWHY may sell pursuant to the Registration Statement is reduced to zero. Also as a result of the foregoing transfers, (i) the number of shares of Common Stock eligible for resale pursuant to the Registration Statement by persons previously named as Selling Stockholders and named below is adjusted to the number set forth opposite such person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement), and (ii) the other persons named below are added to the list of Selling Stockholders and the number of shares of Common Stock that each may sell pursuant to the Registration Statement is set forth opposite such person's name:

                                                        Previous           Additional            Total
Previously Named Selling Stockholders                No. of Shares       No. of Shares       No. of Shares
-------------------------------------                -------------       -------------       -------------
Lehman Brothers Capital Partners I                        27,105              19,826                46,931
Lehman Brothers Capital Partners II, L.P.                 38,559              61,789               100,348
Wells Fargo & Company                                     90,139               7,342                97,487
The Bank of New York Company, Inc.                        99,828               7,342               107,170
The Equitable Life Assurance Society of
  the United States                                      934,891             130,454             1,065,345
Robert M. Bass                                         4,906,025             233,495             5,139,520
William P. Hallman, Jr.                                   40,000               2,763                42,763
Dee J. Kelly                                              12,491                 959                13,450
Mark L. Hart, Jr.                                          7,591               2,459                10,050
Billie J. Ellis                                           15,738               1,229                16,967
James G. Coulter                                         305,455               3,528               308,983
John M. Stevenson                                         22,980               4,175                27,155
William E. Oberndorf                                     228,465             (24,586)              203,879
David M. Schwarz                                         610,045              40,020               650,065
Capital Partnership                                      938,658             115,585             1,054,243
J. Taylor Crandall                                        50,000              18,572                68,572
Daniel L. Doctoroff                                       13,382              93,238               106,620
Glenn R. August                                           83,781              99,646               183,427
Peter G. Mulvihill                                        59,001              24,753                83,754
Anthony P. Scotto                                         49,167              35,091                84,258
Ronald N. Beck                                            35,400              33,974                69,374
Ian G. Wallace                                             3,540              15,474                19,014
Neal K. Aronson                                            2,360               2,608                 4,968
Steven B. Gruber                                          51,317              92,728               144,045
Neuville Company, Inc.                                    70,368               9,819                80,187
David Bonderman                                        1,273,814                 687             1,274,501
Molly M. South                                             6,245                 687                 6,932
Alan Henry Family Trust                                   24,980               1,374                26,354
Lerner Acadia Partners                                   188,538              34,375               222,913
Oak Hill Partners, Inc.                                   12,980              23,933                36,913
                                                                             -------
                                                                           1,093,339



New Selling Stockholders                                                  No. of Shares
Lehman Brothers/FW, Inc.                                                     229,024
Umpawaug II Corporation                                                       82,607
W. Robert Cotham                                                               1,238
Bondo FTW, Inc.                                                              111,393
Keystone, Inc.                                                               732,624
Acadia MGP, Inc.                                                              14,122
The Barry R. Jackson Revocable Trust                                           1,374
Group Holdings Inc.                                                              455
Trustees of Princeton University                                               7,204
Richard C. Blum & Associates, Inc.                                             1,374
Industrial Holdings Inc.                                                      66,073
Anchor Property Corporation                                                    7,725
Great American Insurance Company1                                             48,282
American Empire Surplus Lines Insurance Company                               28,969
Oberndorf Foundation                                                          28,465
Dee J. Kelly Trust No. 2                                                       1,500
                                                                           ---------
                                                                           1,362,429

                                   Grand Total:                            2,455,768
                                                                           =========
--------------------

     (1) Great  American  Insurance  Co. is a subsidiary  of American  Financial
Group, Inc. Through their ownership of common stock of American Financial Group, Inc. and their positions as directors and executive officers, members of the Lindner family may be deemed to be controlling persons with respect to American
Financial Group, Inc., and thus share voting and investment power with respect to securities owned by American Financial Group, Inc. and its subsidiaries.


          The date of this  Prospectus  Supplement  is December 23, 1997.